Exhibit (d)(14)

AMENDMENT

DATED JUNE 1, 2008 TO

INVESTMENT SUB-ADVISORY AGREEMENT

for MML Inflation-Protected and Income Fund

WHEREAS, Massachusetts Mutual Life Insurance Company (“MassMutual”) and Babson Capital Management LLC (the “Sub-Adviser”) entered into an Investment Sub-Advisory Agreement (the “Agreement”), effective as of May 1, 2005 relating to the MML Inflation-Protected Bond Fund (now known as the MML Inflation-Protected and Income Fund) (the “Fund”); and

WHEREAS, Section 20 of the Agreement permits the Agreement to be amended by a written instrument approved in writing by both parties;

NOW THEREFORE, IT IS AGREED THAT:

1.	Capitalized terms used herein but not otherwise defined shall have the meanings given to those terms in the Agreement.

2.	The Sub-Adviser will not consult with any other sub-adviser to a fund for which MassMutual serves as investment adviser concerning transactions for the Fund in securities or other assets.

3.	Except as expressly amended hereby, all provisions of the Agreement remain in full force and effect and are unchanged in all other respects.

4.	This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Amendment to be executed by their duly authorized officers or other representatives as of the day and year first above written.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY		BABSON CAPITAL MANAGEMENT LLC

By:	/s/ Eric Wietsma	By:	/s/ Clifford M. Noreen
	Name: Eric Wietsma		Name: Clifford M. Noreen
	Title: Corporate Vice President		Title: Vice Chairman and Managing Director

Accepted and Agreed to by:

MML SERIES INVESTMENT FUND II on behalf of MML Inflation-Protected and Income Fund

By:	/s/ Nicholas Palmerino
Name: Nicholas Palmerino
Title: CFO and Treasurer